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                                                                     Exhibit 3
                             VOTING TRUST AGREEMENT



          This Voting Trust Agreement dated as of May 23, 1996 by and among Odyssey Financial Company ("Odyssey"), Joan Vogel ("Vogel"), the Joseph Vogel Revocable Trust (the "Trust", and together with Odyssey and Vogel, the "Shareholders"), and Stephen Katz, as voting trustee (the "Trustee").

                              W I T N E S S E T H :

          WHEREAS, each Shareholder owns the number of common shares, par value $.01 per share (the "Common Shares"), of Coin Bill Validator, Inc., a New York corporation (the "Company"), set forth opposite such Shareholder's name on the signature page hereof; and

          WHEREAS, the Shareholders desire to provide for the voting of the Common Shares owned by them (the "Shares") jointly and in a consistent manner so as to promote and expedite the management of the Company;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

          1. The Shareholders hereby declare and establish a Voting Trust for the benefit of the Shareholders, and appoint the Trustee as the trustee of the Voting Trust. The Trustee hereby accepts such appointment; provided, however, that the Trustee may resign such appointment at any time hereafter upon five
(5) days prior written notice given to each Shareholder.

          2. Concurrently herewith, each Shareholder is assigning the Shares owned by such Shareholder to the Trustee to hold IN TRUST for the benefit of such Shareholder, subject to the terms and conditions hereof; and such Shareholder is delivering to the Trustee a certificate or certificates, duly endorsed for transfer to, or accompanied by duly executed stock powers in favor of, the Trustee. The Shareholders and the Trustee shall give appropriate notice and take such other actions as may be necessary or appropriate to cause such assignment to be recorded on the stock records of the Company or its registrar and transfer agent. The Trustee shall surrender the certificates so delivered to him to the Company or its transfer agent and shall obtain in lieu thereof certificates representing the Shares owned by the respective Shareholders, each registered in the name of the Trustee.

          3. The Trustee shall issue and deliver to each Shareholder a voting trust certificate, substantially in the form of Exhibit A hereto (each, a "Trust Certificate") in respect of the Shares delivered to the Trustee by such Shareholder. The Trustee shall maintain a written record of the issuance of each Trust Certificate, and any transfer thereof (except as provided in Section 4 below), which record shall set forth the name and address of each holder of a Trust



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Certificate, the number of Shares represented thereby and the date such Trust
Certificate is issued. Each Trust Certificate shall be transferable only on the records of the Trustee by the holder thereof in person or by such holder's attorney upon the surrender thereof, duly endorsed for transfer or accompanied by an appropriate instrument of transfer, in form and substance reasonably acceptable to the Trustee. Upon such transfer and surrender, a new Trust Certificate shall be issued to the transferee, who shall be, by such transferee's acceptance thereof, bound by the provisions of this Agreement, as fully to all intents and purposes as if such transferee executed the same.

          4. Anything herein to the contrary notwithstanding, at any time or from time to time any Shares may be withdrawn from the Voting Trust, and sold, assigned or otherwise transferred by any Shareholder (or subsequent holder of a Trust Certificate) to any other person, provided that as a result of such sale, assignment or other transfer, the Shareholder (or subsequent holder of a Trust Certificate) shall not retain any direct or indirect interest in or control over such Shares. In any such case, the Trustee shall, on behalf and for the benefit of such Shareholder (or subsequent holder of a Trust Certificate), cause the Shares so sold, assigned or transferred to be transferred on the records of the Company or its registrar and transfer agent and shall deliver the certificate representing such Shares, duly endorsed for transfer to, or accompanied by a duly executed stock power or in favor of, the transferee of such Shareholder (or subsequent holder of a Trust Certificate). If fewer than all the Shares initially delivered to the Trustee are so sold, assigned or transferred, the Trustee shall issue and deliver a new Trust Certificate to such Shareholder (or subsequent holder of a Trust Certificate) representing the remaining Shares held by the Trustee for the benefit of such Shareholder (or subsequent holder of a Trust Certificate).

          5. The Voting Trust shall continue in effect until the earliest of
(a) May 22, 1998 or (b) the date upon which Vogel ceases to be a director of the Company or (c) such time, if any, as all of the Shares delivered to the Trustee are transferred out of the Voting Trust pursuant to Section 4 above or
(d) the date that the Trustee ceases to be employed by the Company or (e) the death of Vogel, or (f) upon the entering of an order from a court of competent jurisdiction directing Vogel to terminate this Voting Trust, or (f) upon the resignation of the Trustee, if the Shareholders do not (acting in their sole and absolute discretion), within five (5) days of such resignation, agree upon and appoint a successor voting trustee.

          6. The Trustee is hereby fully authorized and empowered to, and the Trustee shall, vote the Shares in such manner as in the Trustee's sole judgment shall be in the best common interest of the Shareholders (or any subsequent holders of Trust Certificates) at any meeting of shareholders of the Company or in connection with any written consent thereof. In all matters other than matters arising in the ordinary course of the business of the Company, the Trustee shall consult with Vogel before taking any action with respect thereto.

          7. The Trustee shall receive and hold IN TRUST for the benefit of the Shareholders (or any subsequent holders of Trust Certificates) any dividends or other distributions upon or in respect of the Shares and shall allocate and distribute the same to the Shareholders (or


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any subsequent holders of Trust Certificates) in proportion to the respective number of Shares represented by the Trust Certificates held thereby.

          8. The Trustee shall be fully indemnified against any loss, liability, expense or other costs suffered or incurred by the Trustee in his capacity as such hereunder. The Shareholders (and any subsequent holders of Trust Certificates) shall promptly reimburse the Trustee for any funds expended or costs incurred by the Trustee hereunder.

          9. Miscellaneous.

          a. Limitation of Authority. No provision hereof shall be deemed to create any partnership, joint venture or joint enterprise or association among the parties hereto, or, except as hereinabove provided, to authorize or to empower any party hereto to act on behalf of or obligate any other party hereto.

          b. Notices. Any notice hereunder to or upon any party hereto required or permitted to be given hereunder shall be deemed to have been duly given for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telegram, telecopy, telex or similar electronic means, provided that a written copy thereof is sent on the same day by postage paid first-class mail, to such party at the following address:

             To Odyssey:                    c/o Stephen Katz
                                            20 East Sunrise Highway
                                            Valley Stream, New York 11581
                                            Fax:  (516) 887-0498

             To Vogel:                      400 East 56th Street
                                            New York, New York 10022
                                            Fax: (516) 434-1771

             To the Trust:                  Joan Vogel, Trustee
                                            400 East 56th Street
                                            New York, New York 10022
                                            Fax: (516) 434-1771

                                                      and

                                            Murray Silver, Trustee
                                            175 Lefferts Boulevard
                                            Woodmere, New York ll598



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              To the Trustee:                20 East Sunrise Highway
                                             Valley Stream, New York 11581
                                             Fax:  (516) 887-0498

or such other address as any party hereto may at any time, or from time to time, direct by notice given to the other parties in accordance with this Section. The date of giving of any such notice shall be, in the case of clause
(a)(i), the date of the receipt; in the case of clause (a)(ii), five business days after such notice is sent; and, in the case of clause (b), the business day next following the date such notice is sent.

          c. Amendment. Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective, unless in writing and signing by or on behalf of the parties hereto.

          d. Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York without regard to principles of choice of law or conflict of laws.

          e. Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the jurisdiction of the Supreme Court of the State of New and the United States District Court for the Southern District of New York in connection with any suit, action or other proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in New York County, State of New York, or such District and agrees that service of any summons, complaint, notice or other process relating to such proceeding may be effected in the manner provided by clause
(a)(ii) of Section 9(b).

          f. Remedies. In the event of any actual or prospective breach or default by any party hereto, the other parties shall be entitled to equitable relief, including remedies in the nature of rescission, injunction and specific performance. All remedies hereunder are cumulative and not exclusive, and nothing herein shall be deemed to prohibit or limit any party from pursuing any other remedy or relief available at law or in equity for such actual or prospective breach or default, including the recovery of damages.

          g. Severability. The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

          h. Further Assurances. Each party hereto shall execute, deliver, file or record such agreements, instruments, certificates and other documents and perform such other and


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further acts as any other party hereto may reasonably request or as may otherwise be necessary or proper to consummate and perfect the transactions contemplated hereby.

          i. Assignment. This Agreement, and each right, interest and obligation hereunder, may not be assigned by any party hereto without the prior written consent of the other parties hereto, and any purported assignment without such consent shall be void and without effect.

          j. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any person not a party hereto.

          IN WITNESS WHEREOF, the Shareholders and the Trustee have duly executed this Agreement as of the date set forth in the Preamble hereto.


SHAREHOLDERS:                                           NUMBER OF SHARES:

ODYSSEY FINANCIAL COMPANY                                    200,000


By: /s/ Stephen Katz
   ---------------------
        Stephen Katz, General Partner


        Joan Vogel                                           295,200
- - --------------------------                                   -------
        Joan Vogel


JOSEPH VOGEL REVOCABLE TRUST                                 340,020
                                                             -------
By: /s/ Joan Vogel
   ---------------------
        Joan Vogel, Trustee


By: /s/ Murray Silver
   ---------------------
        Murray Silver, Trustee

TRUSTEE:


    /s/ Stephen Katz
   ---------------------
        Stephen Katz


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                                                                       EXHIBIT A


                        FORM OF VOTING TRUST CERTIFICATE



                            COIN BILL VALIDATOR, INC.


                            Voting Trust Certificate


VT No. ______                                              No. of Shares _______


          THIS CERTIFIES THAT [name of holder of Trust Certificate] is the beneficial owner of ____ common shares, par value $.01 per share (the "Common Shares"), of Coin Bill Validator, Inc., a New York corporation (the "Company"), that have been deposited with the undersigned voting trustee who holds the same IN TRUST for the benefit of such holder pursuant to the Voting Trust Agreement dated May 23, 1996 among certain shareholders of the Company and the voting trustee, a copy of which agreement is on file at the principal offices of the Company, 425B Oser Avenue, Hauppauge, New York 11788. This certificate and the interest represented hereby is transferable on the records of the voting trustee upon its surrender properly endorsed or accompanied by an appropriate instrument of transfer, subject to and in accordance with the provisions of said Voting Trust Agreement. The holder of this certificate holds the same subject to, and such holder's interest in the aforesaid Common Shares is in accordance with, the terms and conditions of said Voting Trust Agreement, to which such holder, by such holder's acceptance hereof, agrees to be bound.

          IN WITNESS WHEREOF, the undersigned voting trustee has duly executed this certificate on this ____ day of ________________, 199_.



                                        -----------------------------------
                                            Stephen Katz, Voting Trustee